UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SOLERA NATIONAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

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June 10, 2011

Dear Fellow Shareholder,

Times are tough and none of us are pleased with the current values afforded small community bank stocks.  We would all like to see Solera’s stock price higher than what it is today, reflecting a premium to the Company’s current book value of approximately $7 per share.  During the past three years, our country’s financial system experienced a meltdown not seen since the Great Depression over 80 years ago.  The economic recession accompanying it has been a painful experience.

The good news is you own shares in a growing, vibrant company which recorded a profit for 2010, in just its third full year of operations.

Here are some vital facts about your company that you should know:

•                  Solera’s core deposit growth in first quarter 2011 exceeded over 90% of its Colorado peers.  Our peers are comprised of 63 banks in Colorado ranging in size from $40.0 million to $2.4 billion in assets, as compiled and reported by an independent research firm, based upon publicly available information. Additionally, Solera’s first quarter 2011 loan growth was better than 77% of our peers.

•                  In 2010, Solera turned a profit for the year.  The Company has recorded a profit in three of the last five quarters.  The start-up costs of 2007 and 2008 are well behind us.

•                  Solera is solid, with high capital and liquidity ratios.  The Bank’s Tier 1 Leverage Capital Ratio was 11.3% at March 31, 2011, while its total Risk-Based Capital Ratio was 18.7%.  Both levels are significantly in excess of commonly accepted regulatory standards for well-capitalized institutions.  In fact, Solera National

Bank is the most liquid bank in our peer group as of March 31, 2011.  Being liquid is important in a struggling economy.

•                  In terms of asset quality measures, Solera is near the top quartile with the best performing banks in its peer group.  We have created an adequate allowance for possible loan and lease losses.  Solera’s commercial loan portfolio is well diversified, with no undue credit concentration risk.

•                  The struggling economy, and its effect on the banking industry, has led to heightened regulatory scrutiny.  It has become commonplace for banks to be under some form of regulatory action.

•                  The Company has demonstrated disciplined expense control while growing, resulting in a meaningful reduction in noninterest expenses as a percentage of assets.  We have worked diligently to properly align our human resources, increasing by two-thirds the staffing levels in our credit support function while reducing the number of, and compensation of, executive officers.

•                  Solera continues to focus on its unique mission and commitment to being a full-service community bank with a special emphasis serving the needs of the Hispanic community.  We have unique products and services tailored to meet the needs of our target market.

Please come to the Company’s annual shareholder meeting on June 16th and learn about the Company’s achievements in person.  We encourage you to vote your shares today by internet, telephone or by faxing your proxy to 206-870-8492.  Voting now will help the Company avoid the added time and expense of continuing to solicit votes.  If you need assistance in voting, please call 1-877-870-8565.

We continue working hard to build long-term value in Solera’s stock on behalf of all shareholders.  We look forward to seeing you at the annual meeting.

Sincerely,

Douglas Crichfield

President and CEO